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                                [LETTERHEAD]


                MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
           CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of Dominion Insight Growth Fund (Fund) are responsible for complying with the requirements of subsection (b)(1) of Rule 17f-1, "Custody of Securities with Members of National Securities Exchanges," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b)(1) of Rule 17f-1 as of April 30, 1998.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsection (b) (1) of Rule 17f-1 of the Investments Company Act of 1940 as of April 30, 1998 with respect to securities and similar investments reflected in the investment account of the Fund.

We have made available to you all financial and related data. There are no material transactions which have not been properly recorded in the Fund's books and records.



DOMINION INSIGHT GROWTH FUND

By:


/s/ Douglas W. Powell                   /s/ C. Dewey Elliott, III
---------------------------------       ---------------------------------
Douglas W. Powell                       C. Dewey Elliott, III
Chief Executive Officer                 President